Exhibit 99.3

April 24, 2026

Board of Directors
UniFirst Corporation
68 Jonspin Road, Wilmington, MA 01887

Re:	Registration Statement on Form S-4 of Cintas Corporation, filed April 24, 2026 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated March 10, 2026 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Cintas Corporation (“Cintas”) and its affiliates) of the outstanding shares of Common Stock, par value $0.10 per share, of UniFirst Corporation (the “Company”) and the outstanding shares of Class B Common Stock, par value $0.10 per share, of the Company of the Consideration (as defined in the Opinion Letter) to be paid to such holders, taken in the aggregate, pursuant to the Agreement and Plan of Merger, dated as of March 10, 2026, by and among Cintas, Bruin Merger Sub I, Inc., a wholly owned subsidiary of Cintas, Bruin Merger Sub II, LLC, a wholly owned subsidiary of Cintas, and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinions of UniFirst’s Financial Advisors,” “Risk Factors,” “The Mergers—Background of the Mergers,” “The Mergers—UniFirst’s Reasons for the Mergers; Recommendation of the UniFirst Board of Directors,” “The Mergers—Opinions of UniFirst’s Financial Advisors” and “The Mergers—Unaudited Prospective Financial Information Prepared by UniFirst” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Goldman Sachs & Co. LLC